Exhibit 99.1

Galectin Therapeutics Reports 2022 Financial Results and Provides Business Update

NORCROSS, Ga., March 30, 2023 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the year ended December 31, 2022. These results are included in the Company's Annual Report on Form 10-K, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

Joel Lewis, Chief Executive Officer and President of Galectin Therapeutics, said:
“As previously reported, we completed recruitment in late December 2022 and randomization by the end of February 2023 in our adaptively designed Phase 2b/3 NAVIGATE trial for the prevention of esophageal varices in patients with NASH cirrhosis with a total of 357 patients. We randomized more patients than we had anticipated, potentially adding power to the study. From the beginning of December until the end of February, we randomized more than 5 patients per week, notwithstanding the holiday season. Typically, clinical trials become more efficient as time elapses over the screening window.

We look forward to managing this trial and obtaining interim analysis results from the Phase 2b portion in the fourth quarter of 2024.  The Company’s results will be the first, and as of now, the only late-stage trial in compensated cirrhosis that has advanced to include portal hypertension caused by NASH. This patient population has no current therapeutic option, other than a liver transplantation.

Additionally, we are furthering our efforts by continuing to evaluate options and develop plans for a potential Phase 2 clinical trial of belapectin in combination with Keytruda in patients with advanced head and neck cancers.  Our team is fully committed to maximize the value of our company for the stockholders by advancing our programs for patients.”

Dr. Pol Boudes, Chief Medical Officer stated: “Compared to NASH pre-cirrhotic stages, cirrhosis of the liver is characterized by a distinct pathophysiology, with activated macrophages, the target of belapectin, playing a central role in the progression to portal hypertension and, ultimately, liver failure. As recently announced, the third Data Safety Monitoring Board (“DSMB”) evaluation of NAVIGATE was positive, and the study can continue as planned. This is a significant milestone for us because with 357 patients randomized we now have a large database of patient exposure to belapectin, and some of these patients have received more than a year and a half of treatment. The safety and tolerance of candidate drugs can be a significant problem for cirrhotic patients who are compromised by their liver disease and may have difficulty metabolizing drugs. We are very encouraged by the developing safety profile of belapectin, and we to continue to be optimistic that the results of NAVIGATE can one day bring a therapy to patients with NASH cirrhosis that currently can only contemplate a liver transplantation as a therapeutic option.”

Financial Results

For the year ended December 31, 2022, the Company reported a net loss applicable to common stockholders of $38.9 million, or ($0.65) per share, compared to a net loss applicable to common stockholders of $30.7 million, or ($0.52) per share for the year ended December 31, 2021. The increase is largely due to an increase in 2022 research and development expenses related to the Company’s NAVIGATE trial.

Research and development expenses for the year ended December 31, 2022, were $31.7 million compared with $23.8 million for the year ended December 31, 2021. The increase was primarily due to costs related to our NAVIGATE clinical trial and other supportive activities, including hiring additional employees. General and administrative expenses for the year ended December 31, 2022, were $6.6 million, compared to $6.4 million for the year ended December 31, 2021.  The increase was primarily due to non-cash stock-based compensation expense partially offset by decreases in legal and insurance expenses.

As of December 31, 2022, the Company had $18.6 million of cash and cash equivalents.  Additionally, the Company has $50 million remaining available under a $60 million line of credit provided by its chairman to fund operations.  The Company believes it has sufficient cash to fund currently planned operations and research and development activities through at least December 31, 2024.

The Company expects that it will require more cash to fund operations after December 31, 2024 and believes it will be able to obtain additional financing as needed.  However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be on terms favorable to us.

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs, including fibrotic disorders of the liver, lung, kidney, heart and vascular system. Belapectin binds to galectin-3 and disrupts its function. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis and cirrhosis. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (www.NAVIGATEnash.com), titled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis,” completed randomization of 357 patients in February 2023 with top-line data expected from the Phase 2b portion in the fourth quarter of 2024, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and KEYTRUDA in advanced melanoma and in head and neck cancer. This trial provided a strong rationale for moving forward into a Company-sponsored Phase 2 development program, which the company is exploring.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH), also known as fatty liver disease, has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage (ballooning) in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 9,000 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin (GR-MD-02).

Condensed Consolidated Statements of Operations

	Year Ended December 31,
	2022	2021

Operating expenses:
Research and development	$31,737	$23,818
General and administrative	6,615	6,361
Total operating expenses	38,352	30,179
Total operating loss	(38,352)	(30,179)
Other income (expense):
Interest income	52	3
Interest expense	(1,033)	(489)
Change in fair value of derivatives	557	138
Total other income	(424)	(348)
Net loss	$(38,776)	$(30,527)
Preferred stock dividends	(97)	(171)
Net loss applicable to common stock	$(38,873)	$(30,698)
Basic and diluted net loss per share	$(0.65)	$(0.52)
Shares used in computing basic and diluted net loss per share	59,391	58,527

Condensed Consolidated Balance Sheet Data

	December 31, 2022	December 31, 2021
	(in thousands)
Cash and cash equivalents	$18,592	$39,648
Total assets	21,285	41,827
Total current liabilities	13,012	9,033
Total liabilities	53,479	39,211
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ equity (deficit)	$(33,917)	$893

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